Filed pursuant to Rule 433

Registration Statement File No. 333-196822 and 333-196822-02

Supplementing the Preliminary

Prospectus Supplement

dated June 17, 2014

(To Prospectus dated June 17, 2014)

Final Term Sheet

Assured Guaranty US Holdings Inc.
5.000% Senior Notes due 2024
Fully and Unconditionally Guaranteed by
Assured Guaranty Ltd.

Final Term Sheet
Dated: June 17, 2014

Issuer:	Assured Guaranty US Holdings Inc. (the “Issuer”)

Guarantor:	Assured Guaranty Ltd. (the “Guarantor”)

Principal Amount Offered:	$500,000,000

Security:	5.000% Senior Notes due 2024 (the “Securities”)

Anticipated Ratings*:	Baa2 (Moody’s) / A (S&P)

Final Maturity Date:	July 1, 2024

Interest Payment Dates:	January 1 and July 1, beginning January 1, 2015

Trade Date:	June 17, 2014

Settlement Date:	June 20, 2014 (T+3)

Benchmark Treasury:	2.500% UST due May 15, 2024

Treasury Price:	98-22

Treasury Yield:	2.651%

Reoffer Spread to Treasury:	237.5 bps

Reoffer Issue Yield:	5.026%

Issue Price to Investors:	99.795%

Net Proceeds before Expenses:	$495,725,000

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

Optional Redemption:	The Issuer may redeem some or all of the Securities at any time at a “make-whole” redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities, discounted to the redemption date on a semiannual basis at the treasury rate plus 40 basis points. See “Description of Notes—Optional Redemption” in the preliminary prospectus supplement, dated June 17, 2014, for more information

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

CUSIP/ISIN	04621W AC4/US04621WAC47

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or calling Wells Fargo Securities, LLC at 1-800-326-5897.